Exhibit 99.1

                  Eline Entertainment to Divest Its 51% Holding
                       In Industrial Fabrication & Repair

Knoxville, Tennessee -- February 13, 2006 -- Eline Entertainment Group, Inc. (OTCBB: EEGI) announced today that it has determined to divest its 51% holding in Industrial Fabrication & Repair (IFR). Under an agreement with Lester Gann, IFR's minority stockholder, the company will return to Mr. Gann the 51% stake in the issued and outstanding capital stock of IFR its Industrial Holding subsidiary acquired in May 2003, and will receive in return the 1 million shares of Industrial Holding common stock issued to Mr. Gann.

The Company noted that it determined to effect this transaction as a result of its decision to focus its efforts on business interests that can provide a higher level of ROI and deliver stronger bottom line performance to shareholders. The Company further expects the transaction to have a positive impact on its balance sheet, including a significant reduction in debt.

ABOUT ELINE ENTERTAINMENT

Eline Entertainment Group, Inc. provides manufacturing solutions through the design, sourcing and distribution of specialty materials, systems and related supplies. The Company's Storm Depot International subsidiary distributes hurricane protection products, including its proprietary E-Panel, a lightweight translucent hurricane panel, through a network of licensed dealers and independent retailers. The company's dealer outlets offer the public and the contracting trade a one-stop shopping solution for a broad range of hurricane protection and preparedness products.

Eline also holds a controlling interest in CTD Holdings, Inc. (OTCBB: CTDH), which sells cyclodextrins (CDs) and provides consulting services in the area of commercialization of cyclodextrin applications. CDs have applications in the areas of biotechnology, cosmetics, foodstuffs, pharmaceuticals, and toxic waste treatment, among others.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.

                                      # # #